Exhibit 10.2

Whitney Information Network, Inc. 2008 Long-Term Incentive Plan

RESTRICTED PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT is made as of the 17th day of September, 2008 (the “Grant Date”), between Whitney Information Network, Inc., a Colorado corporation (the “Company”), and Charles M. Peck (“Grantee”). Capitalized terms not defined herein (including Appendix A) shall have the meaning ascribed thereto in the Whitney Information Network, Inc. 2008 Long-Term Incentive Plan (the “Plan”).

1.                                     Award.

(a)                                  Shares.  Pursuant to the Plan, the Company hereby grants the Grantee six hundred thousand (600,000) restricted performance shares (the “Shares”) of the Company’s Common Stock, par value $               pursuant to the terms and conditions set forth herein (the “Award”); provided, however, that this Award is subject to the Plan being approved by the shareholders of the Company within one year from the Grant Date.   In the event the Plan is not approved within one year from the Grant Date by the shareholders of the Company, in accordance with the Company’s Articles of Incorporation and Bylaws and all applicable law, this Award shall be null and void.

(b)                                 Plan Incorporated.  Grantee acknowledges receipt of a copy of the Plan, and agrees that this Award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.                                     Vesting and Termination of Employment.

(a)                                  Vesting.

(i)             Provided that Grantee remains continuously employed by the Company from the Grant Date until the fourth anniversary of the Grant Date (the “Performance Period”) the Shares shall vest pursuant to the achievement of the  performance targets (the “Performance Targets”), as set forth in Section 2(a)(ii).

(ii)          One hundred thousand (100,000) Shares of the Award shall vest upon the achievement of each of the following Performance Targets:

(A)                              the Closing Price (as such term is defined in Appendix A) of the Company’s Common Stock equals or exceeds two dollars ($2) over the course of any twenty (20) consecutive Trading Days (as such term is defined in Appendix A);

(B)                                the Closing Price of the Company’s Common Stock equals or exceeds four dollars ($4) over the course of any twenty (20) consecutive Trading Days;

(C)                                the Closing Price of the Company’s Common Stock equals or exceeds six dollars ($6) over the course of any twenty (20) consecutive Trading Days;

(D)                               the Closing Price of the Company’s Common Stock equals or exceeds eight dollars ($8) over the course of any twenty (20) consecutive Trading Days;

(E)                                 the Closing Price of the Company’s Common Stock equals or exceeds ten dollars ($10) over the course of any twenty (20) consecutive Trading Days; and

(F)                                 the Closing Price of the Company’s Common Stock equals or exceeds twelve dollars ($12) over the course of any twenty (20) consecutive Trading Days;

For avoidance of doubt it is understood that no more than one hundred thousand (100,000) Shares may vest in connection with the achievement of each Performance Target, and it is further understood that several Performance Targets may be reached simultaneously in connection with the achievement of a certain Closing Price, in which case more than one hundred thousand (100,000) Shares may vest in connection with such Closing Price.

(b)                                 Termination of Employment.

(i)             In the event Grantee’s employment is terminated for any reason other than by Grantee for Good Reason (as such term is defined in Appendix A) or by the Company without Cause (as such term is defined in Appendix A) prior to the expiration of the Performance Period, all Shares granted pursuant to this Award shall be forfeited.

(ii)          In the event Grantee’s employment is terminated by Grantee for Good Reason or by the Company without Cause prior to the expiration of the Performance Period, the Performance Period shall be treated as ending on the 90th day following such termination, or if earlier, the Performance Period (the “Revised Performance Period”) and Shares shall vest to the extent the Performance Targets are met on or before the last day of the Revised Performance Period.

(c)                                  Change in Control.

(i)             If prior to the expiration of the Performance Period, an Acquisition of the Company occurs, all unvested Shares shall vest effective immediately prior to the consummation of such transaction.

(ii)          In the event Grantee’s employment is terminated by Grantee for Good Reason or by the Company without Cause prior to the expiration of the Performance Period, and if such termination of employment occurs during the twelve (12) month period following a Change in Control of the Company, the Performance Period shall be treated as ending on the on the 90th day following such termination, or if earlier, the Performance Period (the “Change in Control Performance Period”) and Shares shall vest to the extent the Performance Targets are met on or before the last day of the Change in Control Performance Period.

(d)                                 Expiration of Performance Period.  Notwithstanding anything in this Agreement to the contrary, any Shares that have not vested at the expiration of the Performance Period (or the Revised Performance Period, as applicable) shall be forfeited and revert back to the Company.

(e)                                  Forfeited Shares.  Grantee shall have no rights whatsoever with respect to any Shares that are forfeited and such Shares shall revert back to the Company.

3.                                     Recapitalizations and Similar Transactions.  If the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Grant Date, an equitable, appropriate and proportionate adjustment to the Performance Targets and/or Shares shall be made by the Committee.

4.                                     Transferability/Escrow.  The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, until such Shares have vested pursuant to this Agreement. To ensure the Grantee’s compliance with this Section 4, the certificate evidencing the Shares may be held in escrow for the Grantee, until such time when the certificate may be distributed to the Grantee following the vesting of Shares to which such certificates relate.

5.                                     Certificates.  With respect to Shares issued pursuant to this Agreement, each certificate representing such Shares shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to restrictions on transfer and other terms and conditions, which are set forth in the Whitney Information Network, Inc. 2008 Long-Term Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Whitney Information Network, Inc. (the “Company”), dated                 , 2008 (the “Award Agreement”).  A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

6.                                     Withholding.  To the extent that the grant, the receipt or the vesting of any Shares results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such grant, receipt or vesting, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, (i) cause the Shares and the Grantee’s right to receive the Shares to be forfeited or (ii) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

7.                                     Status as a Shareholder.  Until the restriction on the transfer of Shares pursuant to Section 4 of this Agreement has lapsed, the Grantee shall have no rights as a shareholder, including the right to vote the Shares. Additionally, any distributions that are made with respect to Shares shall be subject to the same restrictions and conditions as the Shares with respect to which they were paid.  Notwithstanding anything to the contrary, at the discretion of the Company, all such distributions may be held in escrow (subject to the same restrictions and conditions) until all restrictions on the respective Shares have lapsed.

8.                                     Status and Issuance of Shares.  Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares.  The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9.                                     Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Shares.

10.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

11.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

COMPANY:

WHITNEY INFORMATION
NETWORK, INC.

By:	/s/ Steven C. Barre
Steven C. Barre, Lead Director

GRANTEE:

/s/ Charles M. Peck
Charles M. Peck

APPENDIX A

SELECTED DEFINITIONS

“Acquisition of the Company” means any Change in Control of the Company which is triggered by the either of the events described in paragraphs (b) or (c) of the definition of “Change in Control” as set forth in this Exhibit A.

“Cause” means any one or more of the following:

(a)                                  a material breach or default by Grantee of his employment agreement with the Company (“Employment Agreement”), which breach or default remains uncured after thirty (30) days following Grantee’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

(b)                                 a material breach or default by Grantee of any confidentiality, non-compete and non-solicitation agreement with the Company;

(c)                                  any failure or refusal by Grantee to perform the duties required of him pursuant to his Employment Agreement, except by reason of Grantee’s death or Disability, which failure or refusal remains uncured after thirty (30) days following Grantee’s receipt from the Company of written notice specifying such failure or refusal, if subject to cure;

(d)                                 any material violation by Grantee of the Company’s discrimination, harassment, or retaliation policies or procedures, as may be established from time to time;

(e)                                  any conduct that is a material violation of the laws, rules, regulations or orders of any governmental agency applicable to the Company;

(f)                                    any material breach of a fiduciary duty owed by Grantee to the Company;

(g)                                 any conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) to a felony involving an act of fraud, misappropriation of funds or embezzlement in connection with Grantee’s duties;

(h)                                 Grantee’s death or inability to perform the essential functions of his position under his Employment Agreement, with or without reasonable accommodation, for any period of thirty (30) consecutive or non-consecutive days (“Disability”).

“Change in Control” means the occurrence of one of the following events after the date of this Award:

(a)                                  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either (i) the then outstanding shares of common stock of the Company  or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

(b)                                 the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent corporation (within the meaning of Section 424(e) of the Code) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

 (c)                               The shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated.

“Closing Price” means if the shares of Common Stock are listed on the New York Stock Exchange or NASDAQ, the closing price of the Common Stock on the date for which Closing Price is being determined. If the shares are not then listed on the New York Stock Exchange or NASDAQ, and if the shares of Common Stock are then listed on any other national securities exchange or traded on the over-the-counter market, the closing price value shall be the closing price on the largest such exchange, or if the closing price is not available, the mean of the closing bid and asked prices of the shares of  Common Stock on the over-the-counter market, as reported by NASDAQ, the National Association of Securities Dealers OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on the day on which the determination is made or, if there is no closing price or bid or asked price on that day, the closing price or mean of the closing bid and asked prices on the most recent day (no more than ten days prior to the day of determination) preceding the day on which the determination is made for which such prices are available.  If the Closing Price cannot be determined pursuant to the above methodology, Closing Price shall equal the fair market value of Common Stock as determined in good faith by the Committee.

“Good Reason means any one or more of the following without the consent of the Grantee:

(a)                                  a material breach or default by the Company of the Employment Agreement;

(b)                                 a material reduction in Grantee’s duties and/or responsibilities with the Company, provided that the Company becoming a subsidiary of another entity or otherwise ceasing to be a publicly-held company shall not in and of itself constitute circumstances described in this subsection (b) unless a material reduction described in this subsection (b) otherwise occurs in connection therewith; or

(c)                                  a reduction in Grantee’s Base Salary.

Notwithstanding the foregoing, the Grantee shall not be deemed to have terminated with Good Reason unless:  (x) the Grantee terminates his employment with the Company no later than 2 years following the initial existence of one or more of the above referenced conditions; and (y) the Grantee provides to the Company a written notice of the existence of the above-referenced condition(s) within  90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.

“Trading Day” means each day on which the New York Stock Exchange is open.